Exhibit 99.2

Alere Inc. Announces Pricing of $425 Million

Senior Subordinated Notes Offering

WALTHAM, Mass., June 11, 2015 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that, in connection with its previously announced private placement of $425 million of senior subordinated notes due 2023, it entered into a purchase agreement with the initial purchasers of the notes on June 11, 2015. The notes will bear interest at a rate of 6.375% per year and are being offered at par. The Company expects to complete the offering on or about June 24, 2015 and intends to use the net proceeds from the offering to redeem, effective as of October 1, 2015, its outstanding $400 million aggregate principal amount of 8.625% Senior Subordinated Notes due 2018, to pay related redemption fees, premiums, costs and expenses and accrued interest on such notes and to pay costs and expenses related to the offering.

The notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been, and will not be, registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the completion of the offering and the intended use of proceeds. These statements reflect the Company’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions and the satisfaction of applicable closing conditions. The Company undertakes no obligation to update any forward-looking statements contained herein.

About Alere

Alere believes that when diagnosing and monitoring health conditions, Knowing now matters™. Alere delivers reliable and actionable information through rapid diagnostic tests, resulting in better clinical and economic healthcare outcomes globally. Headquartered in Waltham, Mass., Alere focuses on rapid diagnostics for infectious disease, cardiometabolic disease and toxicology.

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Investor Relations

Juliet Cunningham

Vice President, Investor Relations

ir@alere.com

858.805.2232

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